Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

EBAY INC.

This amendment to the Amended and Restated Bylaws (the “Bylaws”) of eBay Inc., a Delaware corporation, is made as of the 14th day of May, 2018.

Article I, Section 1.3(c) of the Bylaws is hereby deleted in its entirety and replaced with the following:

(c) Calling of a Special Meeting. Except as provided in the next sentence, a special meeting requested by stockholders shall be held at such date, time and place within or without the State of Delaware as may be fixed by the Board of Directors; provided, however, that the date of any such special meeting shall be not more than ninety (90) days after the date on which valid Special Meeting Request(s) constituting the Requisite Percent are delivered to the Secretary of the Corporation (such date of delivery being the “Delivery Date”). Notwithstanding the foregoing, the Secretary of the Corporation shall not be required to call a special meeting of stockholders if (i) the Board of Directors has already called an annual meeting of stockholders, or a special meeting of stockholders, which has not yet been held at which a Similar Item (as defined in this Section 1.3(c)) is to be presented pursuant to the notice of such meeting, in either case to be held not later than sixty (60) days after the Delivery Date; (ii) the Delivery Date is during the period commencing sixty (60) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the next annual meeting; or (iii) the Special Meeting Request(s) (A) contain an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”) to an item that was presented at any meeting of stockholders held not more than seventy-five (75) days before the Delivery Date (and, for purposes of this clause (iii) the election of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors); (B) relate to an item of business that is not a proper subject for action by the stockholders under applicable law; (C) were made in a manner that involved a violation of Regulation 14A under the Exchange Act or other applicable law; or (D) do not comply with the provisions of this Section 1.3.